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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACTS:
--------
Deborah Carty                                          Mark Vincent
NexMed, Inc.                                           Euro RSCG Life NRP
609-208-9688, ext: 159                                 (212) 845-4239
dcarty@nexmed.com                                      Mark.Vincent@eurorscg.com
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                        NEXMED RAISED OVER $8.27 MILLION

            -Cash Infusion Significantly Improves NexMed's Reserves-

Robbinsville, NJ, June 23, 2004 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative transdermal treatments based on its NexACT(R) drug delivery technology, announced today it has raised over $8.27 million in gross proceeds from a private placement of its securities to 16 institutional and accredited investors, including SDS Capital and Penfield Partners. UBS Securities LLC acted as a placement agent and advisor with respect to the transaction.

NexMed sold 5,516,668 shares of its common stock at $1.50 per share. The investors will also receive five-year warrants to purchase 1,930,834 shares of common stock, exercisable beginning six months after closing, at an exercise price of $2.00 per share. The Company executed the term sheet for the private placement on June 10, 2004. NexMed intends to use the proceeds from this financing for general corporate purposes and for its product development programs based on the NexACT(R) technology.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. NexMed has agreed to file a resale registration statement on Form S-3 within thirty days after the closing of the transaction for purposes of registering the resale of the shares of common stock being acquired by these investors.

Dr. Joseph Mo, President & CEO of NexMed, said, "The successful closing of this placement is an acknowledgement of the potential of our products under development. This new cash infusion significantly improves our reserves as we continue to pursue the ongoing partnering discussions."

ABOUT NEXMED, INC.
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address large unmet medical needs. Its lead NexACT(R) product under development is the Alprox-TD(R) cream treatment for erectile dysfunction. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT(R) into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to enter into partnering agreements or raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company. ###